Exhibit 23.3
Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Capital Southwest Corporation of our report dated May 19, 2021, relating the financial statements of I-45 SLF LLC and its subsidiary, included as an exhibit to the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2021.

/s/ RSM US LLP

Chicago, Illinois
August 18, 2021